Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS FOURTH-QUARTER 2014 FINANCIAL RESULTS

Adjusted EBITDA Increases 26.6% for 3rd Consecutive Quarter of Year-over-Year Improvement

CHARLOTTE, NC, March 13, 2015 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal fourth quarter ended December 21, 2014.

“Horizon Lines’ fourth-quarter adjusted EBITDA increased 26.6% over the same period a year ago. The improvement in adjusted EBITDA was driven largely by higher fuel recovery, lower transit and replacement vessel costs associated with dry-docking of our vessels and increased space charter revenue,” said Steve Rubin, President and Chief Executive Officer. “The factors driving adjusted EBITDA growth were partially offset by modestly lower rates, net of fuel and higher vessel operating costs. Results represent the third consecutive quarter of growth in adjusted EBITDA over prior-year results. The fourth-quarter operating loss was driven by a $65.7 million pre-tax restructuring charge related to the decision to exit our Puerto Rico market.”

Financial results are being presented on a continuing operations basis.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarters Ended
(in millions, except per share data)*	12/21/2014	12/22/2013
GAAP:
Operating revenue	$255.8	$255.4
Operating (loss) income	$(58.3)	$1.8
Net loss	$(76.3)	$(14.0)
Net loss per share	$(1.88)	$(0.36)
Non-GAAP:*
EBITDA	$(47.6)	$14.7
Adjusted operating income	$11.7	$4.9
Adjusted EBITDA	$22.4	$17.7
Adjusted net loss	$(6.1)	$(11.1)
Adjusted net loss per share	$(0.14)	$(0.27)

*	See attached schedules for reconciliation of fourth-quarter 2014 and 2013 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 40.6 million basic and diluted shares outstanding for the 2014 fourth quarter, compared with 39.4 million basic and diluted shares outstanding for the 2013 period.

On November 11, 2014, the company announced plans to discontinue providing liner service between the United States and Puerto Rico and cease San Juan terminal service operations in the first quarter of 2015. Horizon Lines operated in the Puerto Rico market for all of 2014. The company expects to meet the accounting criteria to classify Puerto Rico as a discontinued operation during 2015.

Horizon Lines 4th Quarter 2014	Page 2 of 11

Fourth-Quarter 2014 Financial Highlights

•	Volume, Rate & Fuel Cost – Container volume for the 2014 fourth quarter totaled 56,872 revenue loads, up 244 loads from the same period a year ago. Unit revenue per container totaled $4,110 in the fourth quarter, compared with $4,187 in 2013. Unit revenue per container, net of fuel surcharges was $3,153, down 2.1% from $3,222 a year ago, primarily due to mix with more cars transported in Hawaii. Vessel fuel costs averaged $572 per metric ton in the fourth quarter, down 10.9% from the average price of $642 per ton for the same quarter in 2013.

•	Operating Revenue – Fourth-quarter operating revenue increased 0.2% to $255.8 million from $255.4 million a year ago. The factors in the $0.4 million revenue improvement were a $4.0 million growth in non-transportation revenue, a $0.8 million increase as a result of higher container volumes, partially offset by a $0.9 million decrease in fuel surcharges and a $3.5 million decline due to lower container rates.

•	Operating Loss – The GAAP operating loss for the fourth quarter totaled $(58.3) million, compared with income of $1.8 million a year ago. The 2014 GAAP operating loss reflects expenses totaling $70.0 million associated with restructuring charges, transaction-related expense, an impairment charge and employee severance. The 2013 GAAP operating income includes expenses totaling $3.1 million related to restructuring charges, transaction-related expense, an impairment charge and legal expenses and settlements. After excluding these items, fourth-quarter 2014 adjusted operating income totaled $11.7 million, compared with $4.9 million a year earlier (See reconciliation tables for specific line-item amounts).

•	EBITDA – EBITDA totaled $(47.6) million for the 2014 fourth quarter, compared with $14.7 million for the same period a year ago. Adjusted EBITDA for the fourth quarter of 2014 was $22.4 million, versus $17.7 million for 2013. EBITDA and adjusted EBITDA for the 2014 and 2013 fourth quarters were impacted by the same factors affecting operating income. In addition, adjusted EBITDA excludes changes in values of debt conversion features (See reconciliation tables for specific line-item amounts).

•	Net Loss – On a GAAP basis, the fourth-quarter net loss totaled $(76.3) million, or $(1.88) per share on a weighted average of 40.6 million basic and fully diluted shares outstanding. This compares with the prior-year net loss of $(14.0) million, or $(0.36) per basic and fully diluted share, based on a weighted average of 39.4 million basic and fully diluted shares outstanding. On an adjusted basis, the 2014 fourth-quarter net loss totaled $(6.1) million, or $(0.14) per share, compared with a net loss of $(11.1) million, or $(0.27) per share, for the 2013 fourth quarter. Adjusted net loss for the 2014 and 2013 fourth quarters reflects the same items that impacted adjusted EBITDA. In addition, adjusted net loss for both periods excludes the accretion of non-cash interest. Adjusted net loss for 2013 fourth-quarter also excludes the tax impact of the adjustments (See reconciliation tables for specific line-item amounts).

Horizon Lines 4th Quarter 2014	Page 3 of 11

•	Full-Year Results – For the full fiscal year ended December 21, 2014, operating revenue increased 4.9% to $1.08 billion from $1.03 billion for fiscal 2013. EBITDA totaled $25.4 million compared with $83.2 million a year ago. Adjusted EBITDA for 2014 totaled $102.5 million, versus $96.2 million in the prior year. The $6.3 million improvement was primarily due to higher volume, improved fuel recovery, increased space charter revenue and decreased workers compensation expense, partially offset by lower rates, net of fuel and higher vessel operating costs. Adjusted EBITDA for 2014 excludes expense totaling $77.0 million associated with restructuring charges, transaction-related expense, an impairment charge, legal settlements and expenses, severance and a gain from marking the conversion feature of debt to fair market value. Adjusted EBITDA in 2013 excludes expense totaling $13.0 million associated with each of the items affecting 2014 (See reconciliation tables for specific line-item amounts). The net loss for 2014 totaled $(94.6) million, or $(2.33) per share, based on a weighted average of 40.6 million shares outstanding. This compares with a 2013 net loss of $(33.4) million, or $(0.91) per share, based on a weighted average of 36.5 million shares outstanding. The adjusted net loss for 2014 totaled $(16.7) million, or $(0.41) per share, compared with an adjusted net loss of $(19.9) million, or $(0.55) per share per share, for 2013.

•	Shares Outstanding – The company had a daily weighted average of 40.6 million basic and fully diluted shares outstanding for the fourth quarter of 2014, and 40.6 million basic and fully diluted for the full year. This compares with a daily weighted average of 39.4 million basic and fully diluted shares outstanding for the 2013 fourth quarter, and 36.5 million basic and fully diluted shares for the full year. As of March 13, 2015, the equivalent of 92.4 million fully diluted shares of the company’s stock were outstanding, consisting of 40.8 million shares of common stock and warrants convertible into 51.6 million shares of common stock.

Liquidity & Debt Structure

The company had total liquidity of $80.3 million as of December 21, 2014, consisting of cash of $8.6 million and $71.7 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $534.2 million, consisting of: $218.3 million of 11.00% first-lien secured notes due October 15, 2016; $212.5 million of second-lien secured notes due October 15, 2016, bearing interest at 15.00%, being paid in kind with additional second-lien secured notes; a $70.1 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $11.3 million in capital leases. There were no borrowings on the company’s ABL revolving credit facility, which matures October 5, 2016 (but 90 days earlier if the First Lien Notes and the Second Lien Notes are not repaid or refinanced as of such date). The company’s weighted average interest rate for funded debt was 12.4%. Availability under the ABL revolving credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100.0 million. Letters of credit issued against the ABL revolving credit facility totaled $11.4 million on December 21, 2014.

Horizon Lines 4th Quarter 2014	Page 4 of 11

Please see attached schedules for the reconciliation of fourth-quarter and full-year 2014 and 2013 reported GAAP results and Non-GAAP adjusted results.

2015 Outlook

The 2015 outlook does not contemplate the consummation of the sale of our Hawaii business to Pasha or the completion of the merger with Matson as the timing and certainty of such transactions are unknown at this time.

We anticipate that our 2015 continuing operations will include our shipping and integrated logistics services to and from the continental U.S. and Alaska and Hawaii, vessel loading and unloading services that we provide for vessel operators at our terminals, agency services, and other non-transportation services, as we expect to meet the criteria to classify Puerto Rico as a discontinued operation during the first quarter of 2015.

We expect 2015 revenue container loads in our two remaining markets to be above 2014 levels due to anticipated modest volume growth in both markets we serve. Overall, revenue container rates are expected to decline slightly in 2015 largely due to cargo mix.

We will experience increases in expenses associated with our revenue container volumes, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others.

We expect four vessel dry-dockings in 2015 compared with two vessel dry-dockings in 2014. However, in 2014 one of the vessel dry-dockings resulted in negligible repositioning and incremental costs. As a result, we expect the costs associated with repositioning vessels and expenses related to spare vessels will meaningfully exceed 2014 levels.

Our operations share corporate and administrative functions such as finance, information technology, human resources, and legal. Centralized functions are performed primarily at our Charlotte, North Carolina, headquarters and at our operations center in Irving, Texas. Due to the discontinuation of our Puerto Rico operations, we will evaluate the appropriate level of resources to support our Alaska and Hawaii tradelanes throughout 2015. However, many of these expenses will continue for a portion of 2015.

In addition, we expect to incur costs associated with the discontinuance of our Puerto Rico operations of approximately $3.7 million in net outflows associated with restructuring charges and wind-down of our Puerto Rico business during 2015.

Based on our current level of operations, we believe cash flow from operations and borrowings available under the ABL Facility will be adequate to support our business plans.

Horizon Lines 4th Quarter 2014	Page 5 of 11

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier currently serving the two noncontiguous domestic markets of Alaska and Hawaii. The company owns a fleet of 11 fully Jones Act qualified vessels and operates four port terminals in Alaska and Hawaii. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “anticipate,” “plan,” “targets,” “projects,” “will,” “expect,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: our ability to consummate the transaction with Pasha to sell our Hawaii business or the merger transaction with Matson; our ability to obtain the necessary regulatory approvals for the sale of our Hawaii business; unexpected costs, litigation and other operational complications that may arise from these proposed transactions; our business may suffer as a result of uncertainty surrounding the proposed merger and the Hawaii sale, including adverse impact on relationships with customers, suppliers and regulators; the Company’s inability to retain and, if necessary, attract key employees, particularly during the pendency

Horizon Lines 4th Quarter 2014	Page 6 of 11

of the merger and the Hawaii sale; diversion of management’s attention from ongoing business operations during the pendency of the merger and the Hawaii sale; our substantial leverage may restrict cash flow and thereby limit our ability to invest in our business; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; unfavorable economic conditions in the markets we serve, despite general economic improvement; our ability to manage the exhaust gas cleaning systems initiative effectively to deliver the results we hope to achieve; our ability to mitigate expenses and increased charges associated with the shutdown of our Puerto Rico tradelane; volatility in fuel prices; work stoppages, strikes and other adverse union actions; the vessels in our fleet continue to age, and we may not have the resources to replace our vessels; decreases in shipping volumes; failure to comply with safety and environmental protection and other governmental requirements; increased inspection procedures and tighter import and export controls; the start-up of any additional Jones-Act competitors; the ability to effectively compete as competitors deploy additional tonnage; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; failure to comply with the various ownership, citizenship, crewing, and U.S. build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; or unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made, and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our 2014 Form 10-K to be filed with the SEC on March 13, 2015, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(tables follow)

Horizon Lines 4th Quarter 2014	Page 7 of 11

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 21,	December 22,
	2014	2013
Assets
Current assets
Cash	$8,552	$5,236
Accounts receivable, net of allowance	101,932	100,460
Materials and supplies	16,043	23,369
Deferred tax asset	2,575	1,140
Other current assets	10,050	8,915

Total current assets	139,152	139,120
Property and equipment, net	201,060	226,838
Goodwill	198,793	198,793
Intangible assets, net	25,291	35,154
Other long-term assets	15,766	24,702

Total assets	$580,062	$624,607

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$43,374	$49,897
Current portion of long-term debt, including capital lease	17,207	11,473
Restructuring liabilities	18,804	587
Other accrued liabilities	72,129	76,819

Total current liabilities	151,514	138,776
Long-term debt, including capital lease, net of current portion	520,522	504,845
Deferred tax liability	3,052	1,391
Long-term restructuring liabilities	22,861	—
Other long-term liabilities	27,375	23,387

Total liabilities	725,324	668,399

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 40,033 shares issued and outstanding as of December 21, 2014, and 150,000 shares authorized, 38,885 shares issued and outstanding as of December 22, 2013	1,010	999
Additional paid in capital	383,809	384,073
Accumulated deficit	(524,484)	(429,891)
Accumulated other comprehensive (loss) income	(5,597)	1,027

Total stockholders’ deficiency	(145,262)	(43,792)

Total liabilities and stockholders’ deficiency	$580,062	$624,607

Horizon Lines 4th Quarter 2014	Page 8 of 11

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 21,	December 22,	December 21,	December 22,
	2014	2013	2014	2013
Operating revenue	$255,830	$255,372	$1,075,216	$1,033,310
Operating expense:
Vessel	63,663	71,586	284,104	293,213
Marine	53,439	53,602	223,092	206,988
Inland	49,066	47,998	195,787	183,445
Land	38,489	36,058	157,903	143,747
Rolling stock rent	9,867	9,216	39,430	38,727

Cost of services (excluding depreciation expense)	214,524	218,460	900,316	866,120
Depreciation and amortization	7,204	8,484	31,435	36,850
Amortization of vessel dry-docking	3,511	4,271	17,476	14,701
Selling, general and administrative	23,063	20,018	82,465	76,709
Restructuring charge	65,651	29	65,955	6,324
Impairment charge	313	658	313	3,295
Legal settlements	—	1,387	995	1,387
Miscellaneous (income) expense, net	(120)	287	(199)	(3,453)

Total operating expense	314,146	253,594	1,098,756	1,001,933
Operating (loss) income	(58,316)	1,778	(23,540)	31,377
Other expense:
Interest expense, net	18,008	17,266	70,923	66,916
Gain loss on conversion of debt	—	—	—	(5)
Gain on change in value of debt conversion features	14	(135)	(102)	(271)
Other expense, net	27	—	40	16

Loss from continuing operations before income taxes	(76,365)	(15,353)	(94,401)	(35,279)
Income tax (benefit) expense	(100)	(1,322)	226	(1,925)

Net loss from continuing operations	(76,265)	(14,031)	(94,627)	(33,354)
Net income (loss) from discontinued operations	5	(127)	34	1,421

Net loss	$(76,260)	$(14,158)	$(94,593)	$(31,933)

Basic net (loss) income per share:
Continuing operations	$(1.88)	$(0.36)	$(2.33)	$(0.91)
Discontinued operations	0.00	(0.00)	0.00	0.04

Basic net loss per share	$(1.88)	$(0.36)	$(2.33)	$(0.87)

Diluted net (loss) income per share:
Continuing operations	$(1.88)	$(0.36)	$(2.33)	$(0.91)
Discontinued operations	0.00	(0.00)	0.00	0.04

Diluted net loss per share	$(1.88)	$(0.36)	$(2.33)	$(0.87)

Number of weighted average shares used in calculations:
Basic	40,611	39,426	40,623	36,498
Diluted	40,611	39,426	40,623	36,498

Horizon Lines 4th Quarter 2014	Page 9 of 11

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Years Ended
	December 21, 2014	December 22, 2013
Cash flows from operating activities:
Net loss from continuing operations	$(94,627)	$(33,354)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	24,957	24,781
Amortization of other intangible assets	6,478	12,069
Amortization of vessel dry-docking	17,476	14,701
Impairment charge	313	3,295
Restructuring charge	65,955	6,324
Legal settlements	995	1,387
Gain on change in value of conversion features	(102)	(271)
Amortization of deferred financing costs	3,385	3,259
Deferred income taxes	226	(1,922)
Gain on equipment disposals	(1,027)	(3,604)
Gain on conversion of debt	—	(5)
Payment-in-kind interest expense	29,325	25,587
Accretion of interest on debt	1,170	1,032
Accretion of interest on legal settlements	917	984
Other non-cash interest accretion	—	378
Stock-based compensation	991	2,895
Changes in operating assets and liabilities:
Accounts receivable	(1,780)	(775)
Materials and supplies	4,506	5,865
Other current assets	(1,218)	(493)
Accounts payable	(6,519)	3,314
Accrued liabilities	(3,667)	(9,277)
Vessel rent	—	(777)
Vessel dry-docking payments	(12,585)	(17,123)
Legal settlement payments	(4,733)	(6,500)
Other assets/liabilities	(129)	73

Net cash provided by operating activities from continuing operations	30,307	31,843
Net cash (used in) provided by operating activities from discontinued operations	(70)	1,806

Cash flows from investing activities:
Purchases of property and equipment	(17,809)	(113,846)
Proceeds from the sale of property and equipment	2,851	15,739

Net cash used in investing activities from continuing operations	(14,958)	(98,107)
Net cash provided by investing activities from discontinued operations	—	—

Cash flows from financing activities:
Proceeds from issuance of debt	—	95,000
Borrowing under ABL facility	93,150	34,300
Payments under ABL facility	(93,150)	(76,800)
Payments on long-term debt	(7,875)	(2,250)
Payments of financing costs	(11)	(5,711)
Payments on capital lease obligations	(4,077)	(2,684)

Net cash (used in) provided by financing activities	(11,963)	41,855

Net increase (decrease) in cash from continuing operations	3,386	(24,409)
Net (decrease) increase in cash from discontinued operations	(70)	1,806

Net increase (decrease) in cash	3,316	(22,603)
Cash at beginning of year	5,236	27,839

Cash at end of year	$8,552	$5,236

Horizon Lines 4th Quarter 2014	Page 10 of 11

Horizon Lines, Inc.

Adjusted Operating Income Reconciliation

(in thousands)

	Quarter Ended December 21, 2014	Quarter Ended December 22, 2013	Year Ended December 21, 2014	Year Ended December 22, 2013
Operating (Loss) Income	$(58,316)	$1,778	$(23,540)	$31,377
Adjustments:
Restructuring Charge	65,651	29	65,955	6,324
Transaction-Related Expense	3,769	407	6,411	1,032
Antitrust and False Claims Legal Expense	(11)	656	1,583	921
Legal Settlement	—	1,387	995	1,387
Impairment Charge	313	658	313	3,295
Union/Other Severance	265	—	1,875	327

Total Adjustments	69,987	3,137	77,132	13,286
Adjusted Operating Income	$11,671	$4,915	$53,592	$44,663

Horizon Lines, Inc.

Adjusted Net Loss Reconciliation

(in thousands)

	Quarter Ended December 21, 2014	Quarter Ended December 22, 2013	Year Ended December 21, 2014	Year Ended December 22, 2013
Net Loss	$(76,260)	$(14,158)	$(94,593)	$(31,933)
Net Income (Loss) from Discontinued Operations	5	(127)	34	1,421

Net Loss from Continuing Operations	(76,265)	(14,031)	(94,627)	(33,354)
Adjustments:
Restructuring Charge	65,651	29	65,955	6,324
Transaction-Related Expense	3,769	407	6,411	1,032
Accretion of Non-Cash Interest	207	240	917	1,362
Legal Settlements and Contingencies	—	1,387	995	1,387
Antitrust and False Claims Legal Expenses	(11)	656	1,583	921
Impairment Charge	313	658	313	3,295
Union/Other Severance	265	—	1,875	327
(Gain) Loss on Change in Value of Debt Conversion Features	14	(135)	(102)	(271)
Gain on Conversion of Debt	—	—	—	(5)
Tax Impact of Adjustments	—	(309)	—	(912)

Total Adjustments	70,208	2,933	77,947	13,460
Adjusted Net Loss from Continuing Operations	$(6,057)	$(11,098)	$(16,680)	$(19,894)

Horizon Lines 4th Quarter 2014	Page 11 of 11

Horizon Lines, Inc.

Adjusted Net Loss Per Share Reconciliation

	Quarter Ended December 21, 2014	Quarter Ended December 22, 2013	Year Ended December 21, 2014	Year Ended December 22, 2013
Net Loss Per Share	$(1.88)	$(0.36)	$(2.33)	$(0.87)
Net Income Per Share from Discontinued Operations	—	—	—	0.04

Net Loss Per Share from Continuing Operations	(1.88)	(0.36)	(2.33)	(0.91)
Adjustments Per Share:
Restructuring Charge	1.62	—	1.63	0.17
Transaction Related Expenses	0.09	0.01	0.17	0.02
Accretion of Non-Cash Interest	0.01	0.01	0.02	0.03
Legal Settlement and Contingencies	—	0.04	0.02	0.04
Antitrust and False Claims Legal Expenses	—	0.02	0.03	0.03
Impairment Charge	0.01	0.02	0.01	0.09
Union/Other Severance	0.01	—	0.04	0.01
Gain on Change in Value of Debt Conversion Features	—	—	—	(0.01)
Tax Impact of Adjustments	—	(0.01)	—	(0.02)

Total Adjustments	1.74	0.09	1.92	0.36
Adjusted Net Loss Per Share from Continuing Operations	$(0.14)	$(0.27)	$(0.41)	$(0.55)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended December 21, 2014	Quarter Ended December 22, 2013	Year Ended December 21, 2014	Year Ended December 22, 2013
Net Loss	$(76,260)	$(14,158)	$(94,593)	$(31,933)
Net Income (Loss) from Discontinued Operations	5	(127)	34	1,421

Net Loss from Continuing Operations	(76,265)	(14,031)	(94,627)	(33,354)
Interest Expense, Net	18,008	17,266	70,923	66,916
Tax (Benefit) expense	(100)	(1,322)	226	(1,925)
Depreciation and Amortization	10,715	12,755	48,911	51,551

EBITDA	(47,642)	14,668	25,433	83,188
Restructuring Charge	65,651	29	65,955	6,324
Transaction-Related Expense	3,769	407	6,411	1,032
Antitrust and False Claims Legal Expenses	(11)	656	1,583	921
Legal Settlement	—	1,387	995	1,387
Impairment Charge	313	658	313	3,295
Union/Other Severance	265	—	1,875	327
Loss (Gain) on Change in Value of Debt Conversion Features	14	(135)	(102)	(271)
Gain on Conversion of Debt	—	—	—	(5)

Adjusted EBITDA	$22,359	$17,670	$102,463	$96,198

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

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